UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )


                     Industrial Enterprises of America, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                    Common Stock, par value $0.0001 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    456132109
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                   May 3, 2006
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------



     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.   456132109
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     H Partners Capital, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,519,700

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,519,700

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,519,700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

________________________________________________________________________________

CUSIP No.   456132109
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     H Partners Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,519,700

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,519,700

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,519,700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO, IA

________________________________________________________________________________

CUSIP No.   456132109
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     H Partners, LP

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,519,700

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,519,700

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,519,700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN

________________________________________________________________________________

CUSIP No.   456132109
            ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Rehan Jaffer

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     3,519,700

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     3,519,700

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     3,519,700

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     6.3%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

________________________________________________________________________________

CUSIP No.   456132109
            ---------------------


Item 1(a).  Name of Issuer:

            Industrial Enterprises of America, Inc.
            ____________________________________________________________________

      (b).  Address of Issuer's Principal Executive Offices:

            711 Third Avenue, Suite 1505
            New York, New York 10017
            ____________________________________________________________________


Item 2(a).  Names of Persons Filing:

            H Partners Capital, LLC
            H Partners Management, LLC
            H Partners, LP
            Rehan Jaffer
            ____________________________________________________________________

      (b).  Address of Principal Business Office, or if None, Residence:

            H Partners Capital, LLC
            H Partners Management, LLC
            H Partners, LP
            Rehan Jaffer
            152 West 57th Street, 52nd Floor
            New York, New York 10019
            ____________________________________________________________________

      (c).  Citizenship:

            H Partners Capital, LLC - Delaware
            H Partners Management, LLC - Delaware
            H Partners, LP - Delaware
            Rehan Jaffer - United States of America
            ____________________________________________________________________

      (d).  Title of Class of Securities:

            Common Stock, par value $0.0001 per share
            ____________________________________________________________________

      (e).  CUSIP Number:


            456132109
            ____________________________________________________________________


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.  Ownership.

     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

     (a)  Amount beneficially owned:

            H Partners Capital, LLC - 3,519,700
            H Partners Management, LLC - 3,519,700
            H Partners, LP - 3,519,700
            Rehan Jaffer - 3,519,700
            ____________________________________________________________________

     (b)  Percent of class:

            H Partners Capital, LLC - 6.3%
            H Partners Management, LLC - 6.3%
            H Partners, LP - 6.3%
            Rehan Jaffer - 6.3%
            ____________________________________________________________________

     (c)  Number of shares as to which the person has:


          (i)   Sole power to vote or to direct the vote

                  H Partners Capital, LLC - 0
                  H Partners Management, LLC - 0
                  H Partners, LP - 0
                  Rehan Jaffer - 0

                                                        _______________________,

          (ii)  Shared power to vote or to direct the vote

                  H Partners Capital, LLC - 3,519,700
                  H Partners Management, LLC - 3,519,700
                  H Partners, LP - 3,519,700
                  Rehan Jaffer - 3,519,700
                                                          _____________________,


          (iii) Sole power to dispose or to direct the disposition of

                  H Partners Capital, LLC - 0
                  H Partners Management, LLC - 0
                  H Partners, LP - 0
                  Rehan Jaffer - 0

                                                          _____________________,


          (iv) Shared power to dispose or to direct the disposition of

                  H Partners Capital, LLC - 3,519,700
                  H Partners Management, LLC - 3,519,700
                  H Partners, LP - 3,519,700
                  Rehan Jaffer - 3,519,700

                                                          _____________________.

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                  Not applicable.

         _______________________________________________________________________


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person.

     If any other person is known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, such securities, a statement to that effect should be included in response to this item and, if such interest relates to more than five percent of the class, such person should be identified. A listing of the shareholders of an investment company registered under the Investment Company Act of 1940 or the beneficiaries of employee benefit plan, pension fund or endowment fund is not required.

                  Not applicable.
         _______________________________________________________________________


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

     If a parent holding company or Control person has filed this schedule, pursuant to Rule 13d-1(b)(1)(ii)(G), so indicate under Item 3(g) and attach an exhibit stating the identity and the Item 3 classification of the relevant subsidiary. If a parent holding company or control person has filed this schedule pursuant to Rule 13d-1(c) or Rule 13d-1(d), attach an exhibit stating the identification of the relevant subsidiary.

                  Not applicable.
         _______________________________________________________________________


Item 8.  Identification  and  Classification  of Members of the Group.

     If a group has filed this schedule pursuant to s.240.13d-1(b)(1)(ii)(J), so indicate under Item 3(j) and attach an exhibit stating the identity and Item 3 classification of each member of the group. If a group has filed this schedule pursuant to s.240.13d-1(c) or s.240.13d-1(d), attach an exhibit stating the identity of each member of the group.

                  Not applicable.
         _______________________________________________________________________


Item 9.  Notice of Dissolution of Group.

     Notice of dissolution of a group may be furnished as an exhibit stating the date of the dissolution and that all further filings with respect to transactions in the security reported on will be filed, if required, by members of the group, in their individual capacity. See Item 5.

                  Not applicable.
          ______________________________________________________________________

Item 10.  Certification.


          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                     H PARTNERS CAPITAL, LLC*

                                                     By: /s/ Rehan Jaffer
                                                         ----------------------


                                                     H PARTNERS MANAGEMENT, LLC*

                                                     By: /s/ Rehan Jaffer
                                                         ----------------------

                                                     H PARTNERS, LP

                                                     By: H Partners Capital, LLC
                                                     General Partner

                                                     By: /s/ Rehan Jaffer
                                                         ----------------------

                                                     /s/ Rehan Jaffer*
                                                     --------------------------
                                                        Rehan Jaffer


Date: May 31, 2006


* The Reporting Persons disclaim beneficial ownership in the Common Stock, except to the extent of their pecuniary interest therein.

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with this statement, provided, however, that a power of attorney, for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See s.240.13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                                                Exhibit A


                                    AGREEMENT

The undersigned agree that this Schedule 13G dated May 31, 2006 relating to the Common Stock, par value $0.0001 per share of Industrial Enterprises of America, Inc., shall be filed on behalf of the undersigned.




                                                     H PARTNERS CAPITAL, LLC*

                                                     By: /s/ Rehan Jaffer
                                                         ----------------------


                                                     H PARTNERS MANAGEMENT, LLC*

                                                     By: /s/ Rehan Jaffer
                                                         ----------------------

                                                     H PARTNERS, LP

                                                     By: H Partners Capital, LLC
                                                     General Partner

                                                     By: /s/ Rehan Jaffer
                                                         ----------------------

                                                     /s/ Rehan Jaffer*
                                                     --------------------------
                                                        Rehan Jaffer


* The Reporting Persons disclaim beneficial ownership in the Common Stock, except to the extent of their pecuniary interest therein.


SK 02642 0001 673664